Exhibit 99.1

CONTACT:
Terri Cohen or Marcia Horowitz
Rubenstein Associates
212-843-8018 or 212-843-8014

FOR IMMEDIATE RELEASE

MURIEL SIEBERT & CO. FILES BREACH OF CONTRACT LAWSUIT AGAINST INTUIT

NEW YORK, September 18, 2003 -- Muriel Siebert & Co, Inc. ("Siebert & Co."), a wholly owned subsidiary of Siebert Financial Corp. (NASDAQ: SIEB), filed a lawsuit late yesterday in New York State Supreme Court against Intuit Inc. (NASDAQ: INTU). The lawsuit alleges, among other things, breach of contractual obligations; breach of fiduciary duties; misrepresentation and/or fraud; and other claims relating to Quicken® Brokerage powered by Siebert ("Quicken Brokerage"), a strategic alliance between the two companies. Siebert & Co. is seeking not less than $11.1 million in compensatory damages and $33.3 million in punitive damages.

Quicken Brokerage was a product resulting from a strategic alliance agreement entered into by Siebert & Co. and Intuit on April 29, 2002. The agreement was, in effect, a co-brokerage agreement between the two companies. Intuit was to provide certain Web resources and target its "unique and financially-sophisticated customer base" of 15 million customers for the promotion of brokerage services, with Siebert & Co. acting as broker-dealer to the mutual benefit of both.

"Intuit approached Siebert & Co. because Intuit had planned to enter into the brokerage industry in a meaningful way," said Dean Yuzek, partner in the firm Ingram Yuzek Gainen Carroll & Bertolotti, LLP, which filed the complaint on behalf of the brokerage company. According to the complaint, Intuit moved away from that strategy to focus on small business and tax. Siebert & Co. also alleges that, because of Intuit's lack of commitment to the agreement into which it had entered, the alliance was a complete failure, costing Siebert & Co. millions of dollars.

According to the complaint, shortly after the launch of Quicken Brokerage in September 2002, Intuit "unilaterally changed the original Business Model projections downward" and allegedly failed to properly market the joint brokerage product in accordance with the strategic alliance agreement.

The lawsuit also alleges that Intuit entered into the agreement with Siebert & Co. with "gross negligence and in reckless disregard" of alleged restrictions in other agreements to which Intuit is a party. The complaint alleges that after Intuit induced the brokerage company to enter into the strategic alliance for Quicken Brokerage, Intuit soon realized that it was jeopardizing its profitable relationships with Schwab, Fidelity and other of Siebert & Co.'s competitors. Siebert & Co. alleges that while Intuit remained a party to the strategic alliance agreement, it failed to properly support the alliance or to undertake the "commercially reasonable efforts" to which it had committed for the purpose of promoting Quicken Brokerage.

"Going through the motions and appearing to support the strategic alliance was an inconsequential investment for a billion dollar company like Intuit," said Yuzek. According to the complaint filed by Yuzek for Siebert & Co., Intuit - in bad faith - "permitted the strategic alliance to founder and die," and did so "without regard for the consequences to Siebert & Co."

Siebert Financial Corp. (NASDAQ: SIEB) is a holding company which conducts all its operations through its wholly- owned subsidiary, Muriel Siebert & Co., Inc. ("Siebert"). A member of the New York Stock Exchange, Siebert was one of the first stock brokerage firms in the U.S. to adopt a discounted commission schedule on May 1, 1975, when discounting was first permitted.

Siebert conducts its municipal investment banking activities through Siebert, Brandford, Shank & Co., LLC, its 49 percent-owned affiliate specializing in municipal and financial advisory services.

Siebert is based in New York City with additional retail branches in Jersey City, Beverly Hills, and Boca Raton, Naples, Palm Beach and Surfside, FL. In addition, Siebert, Brandford, Shank & Co. has offices in New York City, San Francisco, Los Angeles, Seattle, Houston, Chicago, Detroit, Miami, Washington D.C. and Dallas.

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